SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fate Therapeutics, Inc.

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3535 General Atomics Court, Suite 200

San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2021

Dear Stockholder,

You are invited to attend the Annual Meeting of Stockholders of Fate Therapeutics, Inc. (the “Company”). The meeting will be held on Wednesday, June 2, 2021 at 8:00 a.m. Pacific Time. Our Board of Directors has determined, in the interests of public health and safety in light of the ongoing COVID-19 pandemic, that this year’s Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to attend the Annual Meeting, vote and to ask questions of, and engage in dialogue with, members of our Board of Directors and senior management during the live meeting by visiting www.virtualshareholdermeeting.com/FATE2021 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. Our Board of Directors intends to hold future stockholder meetings in person or using a “hybrid” in-person and virtual format as soon as practicable once it is safe to do so.

Our Annual Meeting will be held for the following purposes:

1.

To elect three Class II directors, as nominated by the Company’s Board of Directors, to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021;

3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;

4.	To amend and restate our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of three Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Monday, April 5, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. You may also request a paper proxy card at any time before May 19, 2021 to submit your vote by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

Fate Therapeutics, Inc.

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer

San Diego, California

April 21, 2021

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

FATE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 2, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Fate Therapeutics, Inc. (the “Company”), a Delaware corporation, to be held virtually at 8:00 a.m. local time on Wednesday, June 2, 2021 and at any adjournments or postponements thereof for the following purposes:

•

To elect three Class II directors, as nominated by the Company’s Board of Directors (“Board of Directors” or “Board”), to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021;

•	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;

•	To amend and restate our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has determined, in the interests of public health and safety in light of the ongoing COVID-19 pandemic, that this year’s Annual Meeting will be held virtually via a live interactive audio webcast on the Internet at www.virtualshareholdermeeting.com/FATE2021. You will be able to vote and to ask questions of, and engage in dialogue with, members of our Board of Directors and senior management during the meeting. Our Board of Directors intends to hold future stockholder meetings in person or using a “hybrid” in-person and virtual format as soon as practicable once it is safe to do so.

On or about April 21, 2021, we intend to mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2020 Annual Report on Form 10-K (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission, email or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company’s stockholders will receive a Notice, to be mailed on or about April 21, 2021.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxyvote.com. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the internet or through other methods specified on the website. The website contains instructions as to how to vote by internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 5, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 5, 2021, there were 93,892,256 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock (present virtually at the Annual Meeting or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or virtually at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of Ernst & Young LLP	Majority	Yes
Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Amend and Restate Certificate of Incorporation to Increase Authorized Number of Shares of Common Stock	Majority Entitled to Vote	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Majority Entitled to Vote” means the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the three director nominees receiving the highest number of votes, submitted virtually or by proxy, will be elected as directors. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval of the Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Proposal Three—Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers. Approval of this advisory non-binding proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal Four—Amendment and Restatement of Our Certificate of Incorporation to Increase the Authorized Shares of Common Stock. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

We request that you vote your shares by proxy following the methods as instructed by the Notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s three (3) nominees as Class II directors; (ii) the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; (iii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; (iv) the amendment and restatement of our certificate of incorporation to increase the authorized shares of common stock; and (v) as the proxy holder deems advisable, in his or her discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Tuesday, June 1, 2021. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then virtually attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Cindy R. Tahl, Secretary, c/o Fate Therapeutics, Inc., at the address of our principal executive offices at 3535 General Atomics Court, Suite 200, San Diego, CA 92121. Our telephone number is (858) 875-1800. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2022 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 22, 2021 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2022 annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission (the “SEC”). A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 7, 2022.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 2, 2022 and no later than March 4, 2022. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class II expires. Each of our Class II directors will stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of nine members. If each of the Class II director nominees is elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Drs. Robert S. Epstein, John D. Mendlein and Karin Jooss; Class II—Drs. Robert Hershberg and William H. Rastetter and Mr. Michael Lee; and Class III—Dr. Shefali Agarwal and Messrs. J. Scott Wolchko and Timothy P. Coughlin.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below to serve until the 2024 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 1, 2021 are set forth below.

Name	Age	Position
J. Scott Wolchko	50	President, Chief Executive Officer and Director
William H. Rastetter, Ph.D.(1)	72	Chairman of the Board
John D. Mendlein, Ph.D., J.D.(2)	61	Vice Chairman of the Board
Timothy P. Coughlin(1)(2)	54	Director
Robert S. Epstein, M.D., M.S.(1)(3)	65	Director
Robert Hershberg, M.D. Ph.D.(3)	57	Director
Michael Lee	41	Director
Karin Jooss, Ph.D.(2)	56	Director
Dr. Shefali Agarwal(3)	47	Director

(1)	Member of the Audit Committee of the Board of Directors (the “Audit Committee”).
(2)	Member of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”).

Nominees for Director

Class II:

The Board of Directors recommends that you vote FOR the following nominees.

The persons listed below are nominated for election to Class II of the Board of Directors to serve a three-year term ending at the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified.

Robert Hershberg, M.D. Ph.D. has served as a director since May 2020. Dr. Hershberg has been a Venture Partner at Frazier Healthcare Partners since March 2020. He also served as the Executive Vice President and Head of Business Development and Global Alliances at Celgene Corporation (“Celgene”), a global biopharmaceutical company (acquired by Bristol-Myers Squibb in 2019) from April 2017 to March 2020. He was employed in positions of ascending responsibility at Celgene after joining the company in 2014, serving as Chief Scientific Officer from January 2016 to March 2020. Prior to Celgene, Dr. Hershberg served several roles at VentiRx Pharmaceuticals, a clinical-stage biopharmaceutical company which he co-founded in 2006, and was Chief Executive Officer from September 2012 until the company’s acquisition by Celgene in February 2017. Dr. Hershberg currently serves on the board of directors of Nanostring Technologies, Inc. (Nasdaq: NSTG), Adaptive Biotechnology (Nasdaq: ADPT), and Silverback Therapeutics (Nasdaq: SBTX). He is also an independent board member on two privately held companies, Recursion Therapeutics and Cajal Neuroscience. He is a clinical faculty member at the University of Washington School of Medicine, and he holds a Ph.D. in biology from the University of California, San Diego’s Affiliated Ph.D. program with the Salk Institute and an M.D. and bachelor’s degree from the University of California, Los Angeles.

The Board of Directors believes that Dr. Hershberg is qualified to serve on our Board of Directors due to his broad leadership experience on various boards and his leadership experience in the biotechnology industry.

William H. Rastetter, Ph.D. has served as a director since November 2011 and as Chairman of the Board of Directors since December 2011. From December 2011 to October 2012, he also served as our interim Chief Executive Officer. He is a Co-Founder of Receptos, Inc., a biopharmaceutical company that is a wholly-owned subsidiary of Celgene, where he served as a director and Chairman of the Board from 2009 to 2015, and was Acting Chief Executive Officer from May 2009 to November 2010. Dr. Rastetter also served as the Chairman of Illumina, Inc. from 2005 to 2016, as a director of Illumina, Inc. from 1998 to 2016. Dr. Rastetter currently serves as the Chairman of Neurocrine Biosciences, Inc., as a director of Grail, Inc., as a director of Regulus Therapeutics, Inc., and as Chairman of Daré Bioscience, Inc., previously known as Cerulean Pharma, Inc. He also serves as an advisor to Illumina Ventures, a genomics focused venture firm. Dr. Rastetter served as a Partner at the venture capital firm of Venrock from 2006 to February 2013. Prior to that, Dr. Rastetter was Executive Chairman of Biogen Idec, from the merger of the two companies (Biogen and Idec Pharmaceuticals) in 2003 through the end of 2005. He joined Idec Pharmaceuticals at its founding in 1986 and served as Chairman and Chief Executive Officer. Prior to Idec, he was director of Corporate Ventures at Genentech, Inc. and also served in a scientific capacity at Genentech. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and was an Alfred P. Sloan Fellow. Dr. Rastetter holds a Ph.D. and M.A. in chemistry from Harvard University and an S.B. in chemistry from the Massachusetts Institute of Technology.

The Board of Directors believes Dr. Rastetter is qualified to serve on our Board of Directors due to his extensive experience in the biotechnology industry, his broad leadership experience with Idec Pharmaceuticals and on several boards of biotechnology companies, and his experience with financial matters.

Michael Lee has served as a member of our Board of Directors since July 2018. Mr. Lee has served as Co-Founder and Portfolio Manager at Redmile Group, LLC since 2007. Prior to Redmile, Mr. Lee worked as a biotechnology investor at Steeple Capital, and as an analyst at Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of IGM Biosciences, Inc. and Shattuck Labs, Inc. Mr. Lee holds a B.S. in Molecular and Cellular Biology from the University of Arizona.

The Board of Directors has determined that Mr. Lee’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Class I: Currently Serving Until the 2023 Annual Meeting

Robert S. Epstein, M.D., M.S. has served as a member of our Board of Directors since March 2014. Dr. Epstein is an epidemiologist and strategic consultant to life sciences companies and serves as a director on the boards of Veracyte, Inc., a molecular diagnostic company, and Illumina, Inc., a life sciences company. From August 2010 to April 2012, Dr. Epstein served as president of the Medco-UBC Division and Chief Research and Development officer of Medco Health Solutions, Inc. (“Medco”), a managed healthcare company. In this role, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium and United BioSource Corporation. Dr. Epstein served as Senior Vice President and Chief Medical Officer from 1997 to August 2010 at Medco and was appointed President of the Medco Research Institute in 2009. Before joining the private sector, Dr. Epstein was trained as an epidemiologist and held various positions in public health and academia. He is a past elected President of the International Society of Pharmacoeconomics and Outcomes Research and has served on the board of directors for the Drug Information Association. In 2008, Dr. Epstein was nominated and elected to the Federal CDC EGAPP (Evaluation of Genomic Applications in Practice & Prevention) Stakeholder Committee, and the AHRQ CERT (Centers for Education and Research on Therapeutics) Committee. Dr. Epstein holds a B.S. and an M.D. from the University of Michigan and an M.S. from the University of Maryland.

The Board of Directors has determined that Dr. Epstein’s extensive operating, commercial, and senior management experience in the biotechnology industry, as well as his expertise in health economics, qualifies him to serve as a member of our Board of Directors.

John D. Mendlein, Ph.D., J.D. has served as our Vice Chairman of the Board of Directors since November 2011 and a director since April 2008. Dr. Mendlein has served as an Executive Partner of Flagship Pioneering, an innovation firm, since February 2019. Prior to that, Dr. Mendlein served as President, Corporate and Product Strategy, of Moderna, Inc. (formerly known as Moderna Therapeutics, Inc.), a clinical stage biotechnology company, from January 2018 to February 2019. He also previously served as our Chief Executive Officer, as well as the founding Chairman of the Board and Chief Science Officer. Dr. Mendlein also served as a member of the board of aTyr Pharma, Inc., a biopharmaceutical company, from July 2010 to June 2019, as Executive Chairman of its Board of Directors from July 2010 to December 2015 and as its Chief Executive Officer from September 2011 to November 2017. He also held board positions with The BIO (Biotechnology Industry Organization) emerging companies board and Editas Medicine, Inc., a genome editing company. Dr. Mendlein previously served from 2005 to 2008 as the Chief Executive Officer of Adnexus Therapeutics, Inc., a biopharmaceutical company, which was purchased by Bristol-Myers Squibb (BMY) in 2008. Dr. Mendlein also served on the board of directors of Monogram Biosciences, Inc., an HIV and oncology diagnostic company that was acquired by Laboratory Corporation of America Holdings in 2009. Before that, he served as Chairman and Chief Executive Officer of Affinium Pharmaceuticals Ltd. (acquired by Debiopharm Group) from 2000 to 2005, and board member, General Counsel and Chief Knowledge Officer at Aurora Bioscience Corporation (acquired by Vertex Pharmaceuticals, Inc.) from August 1996 to September 2001. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles, a J.D. from the University of California, Hastings College of the Law, and a B.S. in biology from the University of Miami.

The Board of Directors has determined that Dr. Mendlein’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Karin Jooss, Ph.D. has served as a director since March 2019. She has served as Executive Vice President of Research and Chief Scientific Officer of Gritstone Oncology Inc., a clinical-stage biotechnology company developing cancer immunotherapies, since April 2016. Prior to Gritstone, from May 2009 to April 2016, Dr. Jooss served as head of cancer immuno-therapeutics in the vaccine immuno-therapeutics department at Pfizer, Inc., or Pfizer, a public pharmaceutical company, where she was also a member of the vaccine immuno-therapeutics leadership team and served as head of the immuno-pharmacology team. Prior to joining Pfizer, Dr. Jooss served as vice president of research at Cell Genesys, Inc., or Cell Genesys, from June 2005 to April 2009, and as senior director of research at Cell Genesys from July 2001 to June 2005. She is on the editorial board of Molecular Therapy and the Journal of Gene Medicine and is a member of the Immunology and Educational Committee of the American Society of Gene & Cell Therapy and the Industry Task Force of the Society for Immunotherapy of Cancer. Dr. Jooss received her diploma in theoretical medicine and a Ph.D. in molecular biology and immunology from the University of Marburg in Germany, and performed postgraduate work in gene therapy and immunology at the University of Pennsylvania.

The Board of Directors believes Dr. Jooss is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Class III: Currently Serving Until the 2022 Annual Meeting

Timothy P. Coughlin has been a director since August 2013. Mr. Coughlin is the former Chief Financial Officer of Neurocrine Biosciences, Inc. (“Neurocrine”), a biopharmaceutical company that has received FDA approval for INGREZZA® (valbenazine) and ORILISSA® (elagolix), both of which were discovered and developed during his tenure at Neurocrine from 2002 to 2018. Mr. Coughlin serves on the board of directors of Travere Therapeutics, Inc. and aTyr Pharma, Inc., both biotechnology companies, and also served on the board of directors of Peloton Therapeutics, Inc. prior to its sale to Merck in 2019. Prior to joining Neurocrine, he was with Catholic Health Initiatives, a nationwide integrated healthcare delivery system, where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP and its predecessors from 1989 to 1999. Mr. Coughlin holds a master’s degree in international business from San Diego State University and a bachelor’s degree in accounting from Temple University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

The Board of Directors believes Mr. Coughlin is qualified to serve on our Board of Directors due to his extensive background in financial and accounting matters for public companies and his leadership experience in the biotechnology industry, including his tenure at Neurocrine.

J. Scott Wolchko has served as our President and Chief Executive Officer since December 2015, and as a director since October 2015. Mr. Wolchko has also served as our Chief Operating Officer since February 2013 and as our Chief Financial Officer since the commencement of our operations in September 2007. Mr. Wolchko began his career in 1994 as an investment banker with Morgan Stanley & Co., serving in the firm’s New York City and Menlo Park, California offices. As a member of the firm’s Investment Banking Health Care Group, he assisted emerging growth companies in the life sciences sector complete capital-raising and M&A transactions. Prior to joining us, from July 2001 to September 2007, Mr. Wolchko served as the Chief Financial Officer of Bocada, Inc., an enterprise software company that specializes in data protection management. Mr. Wolchko holds an M.S. in biochemical engineering from the University of Virginia, and a B.S. in biomedical engineering from the University of Vermont.

The Board of Directors believes Mr. Wolchko’s extensive leadership, executive, managerial, business and healthcare industry experience qualifies him to serve as a member of our Board of Directors. In addition, Mr. Wolchko’s day-to-day management and intimate knowledge of our business and operations provide our Board with an in-depth understanding of the Company.

Dr. Shefali Agarwal has been a director since July 2019. Dr. Agarwal currently serves as the Chief Medical Officer of Epizyme, Inc., a clinical-stage company developing novel epigenetic therapies for cancer and other serious diseases, where she leads the global clinical development and regulatory strategy for tazemetostat for the treatment of cancer. Prior to joining Epizyme as Chief Medical Officer in July 2018, Dr. Agarwal served as Chief Medical Officer at SQZ Biotech Inc. between July 2017 and May 2018, where she built and led the clinical development organization, which included clinical research operations and regulatory functions. Dr. Agarwal has also held senior leadership positions at Curis, Inc. from July 2016 to July 2017, where she oversaw the Phase 2 study of its dual HDAC/PI3K inhibitor in diffuse large B-cell lymphoma, and at Tesaro, Inc. from July 2013 to February 2017, where she served as the clinical lead for the New Drug Application and the European Medicines Agency regulatory submissions and supported the commercial launch of ZEJULA® (niraparib) in ovarian cancer. She has also held positions at Covidien (acquired by Medtronic), AVEO Oncology and Pfizer, and led clinical research in the Department of Anesthesiology and Critical Care Medicine at Johns Hopkins University. Dr. Agarwal received her master’s degree in public health from Johns Hopkins University, her M.S. in business from the University of Baltimore, and her medical degree (M.B.B.S.) from Karnataka University.

The Board of Directors believes Dr. Agarwal is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Required Vote

The three (3) nominees for Class II director receiving the highest number of affirmative votes of all the votes properly cast shall be elected as director to serve until the 2024 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the three nominees for Class II director listed above.

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board of Directors and Committees of the Board

During 2020, the Board of Directors held a total of five meetings. During the year ended December 31, 2020, each of the directors then in office attended at least 75% of the aggregate of the number of Board of Directors meetings and the number of meetings held by all committees of the Board of Directors on which such director served.

Our Board of Directors has determined that all of our directors, except for Mr. Wolchko, are independent, as determined in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://ir.fatetherapeutics.com/corporate-profile.

Our Board of Directors also has a standing Science & Technology Committee, which is an advisory committee.

Audit Committee

Mr. Coughlin, Dr. Rastetter and Dr. Epstein currently serve on the Audit Committee, which is chaired by Mr. Coughlin. Our Board of Directors has designated Mr. Coughlin as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

reviewing the overall audit plan (both internal, if applicable, and external) with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing and discussing with management and the Board items of enterprise risk beyond financial risk and management of financial statements;

•	preparing or overseeing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;

•	reviewing quarterly earnings releases; and

•	reviewing, assessing and considering, in consultation with management and the Board of Directors, as appropriate, our overall risk management policies and procedures.

During 2020, the Audit Committee held four meetings.

Compensation Committee

Dr. Mendlein, Mr. Coughlin and Dr. Jooss currently serve on the Compensation Committee, which is chaired by Dr. Mendlein. The Compensation Committee’s responsibilities include:

•

reviewing and approving, or upon the request of the Board of Directors, reviewing and recommending for approval by the Board of Directors, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving, or at the request of the Board of Directors, recommending to the Board of Directors based on such evaluation, the compensation of our Chief Executive Officer;

•

reviewing and approving the compensation, including with respect to any cash compensation (including severance), incentive compensation plans, equity-based plans, perquisites and other benefits, of our other executive officers;

•	overseeing the Company’s overall compensation structure, policies and programs applicable to directors, executives and employees;

•

reviewing management’s aggregate decisions regarding the compensation of our employees, other than executive officers, provided, that the foregoing does not limit or restrict the authority of the Compensation Committee to review and approve compensation for all such employees;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisers in accordance with the independence standards identified in the applicable Nasdaq and SEC rules;

•	retaining and approving the compensation of any compensation advisers;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•

reviewing and overseeing our overall employee compensation structure, policies and programs, plans, and short and long-term strategies with respect to cash, bonuses, long-term incentives and other compensation plans, and with respect to healthcare-related and other benefit programs; and

•

administering and, if determined to be necessary, amending our 401(k) plan, and any other material non-equity-based compensation plan; provided that the Compensation Committee may delegate routine administration of such plans to an administrative committee consisting of one or more of our officers or other employees.

During 2020, the Compensation Committee held seven meetings.

Nominating and Corporate Governance Committee

Drs. Epstein, Agarwal and Hershberg currently serve on the Nominating and Corporate Governance Committee, which is chaired by Dr. Epstein. During 2020, Drs. Rastetter and Mendlein and former director Amir Nashat, Sc.D., served on the Nominating and Corporate Governance Committee prior to the current committee appointments. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors.

During 2020, the Nominating and Corporate Governance Committee held one meeting.

Science & Technology Committee (Advisory)

Our Board of Directors formed a Science & Technology Committee in September 2019. Drs. Agarwal, Jooss, Hershberg, and Mendlein and Mr. Lee currently serve on the Science & Technology Committee, which is chaired by Dr. Agarwal. The Science & Technology Committee’s responsibilities include assisting the Board’s oversight of our research and development activities and advising the Board with respect to strategic and clinical considerations.

Board Leadership

The positions of our Chairman of the Board and Chief Executive Officer are presently separated at Fate. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as our Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our Bylaws and corporate governance guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman of the Board and Chief Executive Officer positions are augmented by the independence of eight of our nine directors, and our three entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met five times in 2020 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Board Diversity

Our Board of Directors values the racial, ethnic and gender diversity of its members. Presently, 33% of our Board members are diverse in race, ethnicity or gender.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee must reassess such criteria annually and submit any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends has the highest personal and professional integrity, demonstrates exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with Nasdaq standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee considers the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in the markets in which the Company operates;

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience; and

•

achieving diversity within the Board of Directors and adhering to the philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, age, national origin, disability, veteran status or any protected category under applicable law, which would include considering a nominee’s diverse background, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to our business.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-employee directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. This process is designed to provide that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to the business of the Company. Additionally, the Nominating and Corporate Governance Committee considers whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, and is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen. The Nominating and Corporate Governance Committee assesses its own performance on a periodic basis, and in doing so, gives consideration to its implementation of, and the results achieved through, this process.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2021 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2021 Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to, based on any increase or decrease in the value of any shares of the Company;

•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded.

The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Such items may not be forwarded to the Board or individual Board member, but will be made available to any non-management director upon request. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.fatetherapeutics.com) and selecting the “Investors” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. All of our directors attended the 2020 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee, other than Dr. Mendlein, has formerly been an officer of the Company. Dr. Mendlein served as our Chief Executive Officer from February 2011 to February 2012. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy in Effect Through March 2021

Our Board of Directors has a non-employee director compensation policy that is designed to provide a total compensation package which enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. In December 2020, our Board of Directors adopted amendments to the policy with respect to the equity components of compensation of our non-employee directors and with respect to cash compensation for service as Chairperson of our Board of Directors and on certain committees to align with the level of compensation of directors in our 2020 peer group. Under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors	Annual Retainer
All non-employee members	$40,000
Additional retainer for Chairperson	$35,000	(1)

	Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$12,000	(2)
Non-Chairperson members	$6,000	(2)
Nominating and Corporate Governance Committee:
Chairperson	$10,000	(3)
Non-Chairperson members	$5,000	(3)
Science & Technology Committee:
Chairperson	$12,000	(4)
Non-Chairperson members	$6,000	(4)

(1)	Annual retainer for Board Chairperson was increased from $30,000.
(2)	Annual retainer for Compensation Committee Chairperson and member were increased from $10,000 and $5,000, respectively.
(3)	Annual retainer for Nominating and Corporate Governance Committee Chairperson and member were increased from $7,000 and $3,500, respectively.
(4)	Annual retainer for Science & Technology Committee Chairperson and member were increased from $10,000 and $5,000, respectively.

In addition, under the policy, each new non-employee director who is initially appointed or elected to our Board of Directors was to receive an option grant to purchase 25,000 shares of our common stock (24,000 shares of our common stock prior to the December 2020 amendment), subject to vesting in equal monthly installments during the three years following the grant date, subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director was eligible to receive an annual option grant to purchase 12,500 shares of our common stock (16,000 shares of our common stock prior to the December 2020 amendment), subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders. All of the foregoing options were to be granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant.

We have agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Non-Employee Director Compensation Policy in Effect Starting April 2021

In 2020, our Compensation Committee engaged Radford, which is part of the Rewards Solutions practice at Aon plc (“Radford”) as its compensation consultant to advise on, among other things, director compensation matters. In doing so, our Compensation Committee reviewed a peer group study prepared by Radford to benchmark our director compensation levels. At the recommendation of our Compensation Committee, we adopted an Amended and Restated Non-Employee Director Compensation Policy in April 2021 to make certain adjustments to our non-employee director compensation to align it with the competitive market. These adjustments, which will be effective for any new non-employee director who is initially appointed or elected to our Board of Directors after

March 2021 and for the annual equity grants to be made to our continuing directors at the Annual Meeting in June 2021, include the following:

•	changing the form of initial and annual equity grants from a wholly stock option based approach to a 50/50 mix of stock options and restricted stock units; and

•

changing our director equity grants from a share-based measurement to a value-based measurement (i.e., instead of initial and annual equity grants of stock options equal to 25,000 shares and 12,500, respectively, directors are eligible to receive (i) initial equity awards of stock options with grant date fair values of $400,000 and restricted stock units with a value of $400,000 and (ii) annual equity awards of stock options with grant date values of $200,000 and restricted stock units with a value of $200,000, respectively).

For awards of stock options denominated by reference to a grant date fair value, the number of shares to be subject to such stock option will be determined based on the fair value calculated under FASB ASC Topic 718. For awards of restricted stock units denominated in dollars, the number of shares subject to the award will be determined by dividing the dollar value by the average closing market price on the NASDAQ Global Market of a share of our common stock over the trailing 10-trading day period ending on the grant date.

Director Compensation Table—2020

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2020. Mr. Wolchko did not receive compensation for service on the Board of Directors, and the compensation paid to Mr. Wolchko as an employee of the Company is set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation	Total ($)
Timothy P. Coughlin(2)	$60,000	$281,141	$—	$341,141
Robert S. Epstein, M.D., M.S.(3)	$52,167	$281,141	$—	$333,308
Michael Lee (4)	$45,000	$281,141	$—	$326,141
John D. Mendlein, Ph.D., J.D.(5)	$56,167	$281,141	$—	$337,308
Robert Hershberg, M.D. Ph.D.(6)	$32,333	$702,852	$—	$735,185
William H. Rastetter, Ph.D. (Chairman)(7)	$79,833	$281,141	$—	$360,974
Karin Jooss, Ph.D.(8)	$50,000	$281,141	$—	$331,141
Shefali Agarwal(9)	$52,333	$281,141	$—	$333,474

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2020, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed in February 2021. These amounts do not reflect the actual economic value that may be realized by the directors upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	Mr. Coughlin held stock options to purchase an aggregate of 141,076 shares of common stock as of December 31, 2020.
(3)	Dr. Epstein held stock options to purchase an aggregate of 138,000 shares of common stock as of December 31, 2020.
(4)

Mr. Lee held stock options to purchase an aggregate of 56,000 shares of common stock as of December 31, 2020. Mr. Lee is Co-Founder and Portfolio Manager at Redmile Group, LLC and pursuant to the internal policies of Redmile Group, LLC, Mr. Lee holds these stock options as a nominee on behalf, and for the sole benefit, of Redmile Group, LLC and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile Group, LLC.

(5)	Dr. Mendlein held stock options to purchase an aggregate of 178,023 shares of common stock as of December 31, 2020.

(6)

Dr. Hershberg became a member of our Board of Directors on May 1, 2020 and received an initial option grant for 24,000 shares of common stock as well as an annual option grant for 16,000 shares of common stock. Dr. Hershberg held stock options to purchase an aggregate of 40,000 shares of common stock as of December 31, 2020.

(7)	Dr. Rastetter held stock options to purchase an aggregate of 118,000 shares of common stock as of December 31, 2020.
(8)	Dr. Jooss held stock options to purchase an aggregate of 56,000 shares of common stock as of December 31, 2020.
(9)	Dr. Agarwal held stock options to purchase an aggregate of 40,000 shares of common stock as of December 31, 2020.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of Ernst & Young LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain Ernst & Young LLP.

The following table shows information about fees billed to the Company by Ernst & Young LLP for the fiscal years ended December 31, 2020 and 2019:

Fees billed by Ernst & Young LLP	2020	2019
Audit Fees(1)	$762,500	$647,448
Audit Related Fees	—	—
Tax Fees	$119,307	61,704
All Other Fees	—	—
Total	$881,807	$709,152

(1)

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young LLP during fiscal year 2020 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above, and all audit-related fees, tax fees and other fees during the fiscal year 2020 were approved by the Audit Committee.

Required Vote

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At our 2019 Annual Meeting of Stockholders, our stockholders approved one year as the frequency for holding non-binding advisory votes to approve the compensation of our named executive officers.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement in particular, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers, in conjunction with the section titled “Compensation of Our Executive Officers,” which provides additional information on the 2020 compensation of our NEOs. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Required Vote

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 4

AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE SHARES OF AUTHORIZED COMMON STOCK

Our Amended and Restated Certificate of Incorporation (the “Charter”) currently authorizes the issuance of 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). The Company’s Board of Directors has declared advisable, adopted and is submitting for stockholder approval an amendment to the Charter to increase the number of authorized shares of Common Stock from 150,000,000 to 250,000,000 (“Charter Amendment”).

Form of the Amendment

If stockholders approve this proposal, the Charter will be amended to increase the number of shares of Common Stock the Company is authorized to issue from 150,000,000 to 250,000,000. The par value of the Common Stock will remain at $0.001 per share. The amendment would amend the first sentence of Article IV of the Charter to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred fifty-five million (255,000,000), of which (i) two hundred fifty million (250,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

The remaining text of Article IV of the Company’s Certificate of Incorporation will remain unchanged. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Charter Amendment, a copy of which is attached hereto as Appendix A. For a complete description of our capital stock, you should refer to the Charter and to the applicable provisions of Delaware law.

Purpose for the Increase in Authorized Shares

Our Board of Directors has approved, and we are seeking stockholder approval of, an increase of 100,000,000 shares of Common Stock. Our Board believes it is in the best interest of our Company to increase the number of authorized shares of Common Stock to give our Company greater flexibility in considering and planning for future potential business needs, including public offerings or private placements of our Common Stock for capital raising purposes and issuances of our Common Stock in connection with collaborations, acquisitions or in-licenses of assets, or other strategic transactions. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of Common Stock that will become available for issuance if this proposal is approved. Having the additional authorized shares available will provide additional flexibility to use our Common Stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives to assist in the recruitment and retention of employees.

As of March 31, 2021, there were 93,888,679 shares of our Common Stock issued and outstanding. In addition, as of March 31, 2021, we had (i) 11,571,888 shares of Common Stock subject to outstanding stock options and RSUs, (ii) 13,972,745 shares of Common Stock issuable upon conversion of 2,794,549 shares of our Class A non-voting convertible preferred stock, (iii) 257,310 shares of Common Stock issuable upon the exercise of outstanding warrants, and (iv) 7,778,374 shares available and reserved for additional equity awards under our stock incentive plans. Accordingly, as of March 31, 2021, we had only 22,531,004 shares of our Common Stock available for issuance out of the 150,000,000 shares of Common Stock currently authorized.

Rights of Additional Authorized Shares

Any authorized shares of Common Stock, if and when issued, would be part of our existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to the Common Stock, nor do they have cumulative voting rights. Accordingly, should the Board issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding Common Stock could be reduced.

Potential Adverse Effects of the Amendment

Future issuances of Common Stock or securities convertible into Common Stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. In addition, the availability of additional shares of Common Stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of us. The Board is not aware of any attempt, or contemplated attempt, to acquire control of us, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.

Required Vote

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the Amendment and Restatement of our Amended and Restated Certificate of Incorporation to increase the amount of authorized common stock from 150,000,000 shares to 250,000,000 shares.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of April 1, 2021, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
J. Scott Wolchko	50	President, Chief Executive Officer and Director
Edward J. Dulac III	46	Chief Financial Officer
Bahram Valamehr, Ph.D.	44	Chief Research and Development Officer
Cindy R. Tahl, J.D.	48	General Counsel and Corporate Secretary
Yu-Waye Chu, M.D.	53	Senior Vice President, Clinical Development

The biographies of our executive officers, other than Mr. Wolchko, whose biography is set forth above, appear below.

Edward J. Dulac III, has served as our Chief Financial Officer since August 2020. Prior to joining Fate, Mr. Dulac held roles of increasing responsibility across business development, strategy and marketing at Celgene Corporation (“Celgene”), a global biopharmaceutical company. From May 2017 to February 2020, Mr. Dulac led licensing and acquisitions as Vice President of Business Development & Strategy, and from April 2016 to May 2017 he served as Head of Portfolio Analytics & Strategy at Celgene. Mr. Dulac held additional positions at Celgene including Senior Director of Business Development, and Director of Global Marketing from 2012 to 2016. From 2007 to 2012, Mr. Dulac was a biopharmaceutical analyst at Lehman Brothers Holdings Inc. and Barclays Capital Inc., prior to which he worked in corporate finance at Pfizer Inc. Mr. Dulac began his career as a retail pharmacist after earning his B.S. in Pharmacy from the University of Pittsburgh. He also holds an M.B.A. from the Kelley School of Business at Indiana University.

Bahram Valamehr, Ph.D., has served as our Chief Research and Development Officer since March 2021 and oversees all of our research and development activities. From January 2010 to March 2021, Dr. Valamehr served in roles of increasing responsibility with the Company, most recently from August 2018 to March 2021 as our Chief Development Officer, where he oversaw our early development activities including “off-the-shelf” cell therapy product candidates derived from our induced pluripotent stem cell platform. Prior to that, Dr. Valamehr played key scientific roles at Amgen, the Center for Cell Control (a NIH Nanomedicine Development Center), and the Broad Stem Cell Research Center developing novel methods to control pluripotency, to modulate stem cell fate including hematopoiesis and to better understand cellular signaling pathways associated with cancer. Dr. Valamehr received his Ph.D. in molecular and medical pharmacology from the University of California, Los Angeles, his M.B.A. from Pepperdine University, and his B.S. in biochemistry from the University of California, Los Angeles.

Cindy R. Tahl, J.D., has served as our General Counsel and Corporate Secretary since October 2015. She previously served as our Vice President, IP and Senior Corporate Counsel from December 2013 to October 2015. From 2009 to 2013, Ms. Tahl served as our Senior Director, Intellectual Property and Corporate Counsel. From 2007 to 2009, Ms. Tahl was a technology transactions attorney at the law firm of Wilson Sonsini Goodrich and Rosati, P.C, and from 2004 to 2007 practiced intellectual property law in the New York office of Kenyon & Kenyon, LLP. Ms. Tahl received her J.D. from Boston College Law School and her B.S. in biology from the University of California, San Diego.

Yu-Waye Chu, M.D. has served as our Senior Vice President of Clinical Development since February 2020 and oversees clinical development strategies of our product candidates. He previously served as our Vice President of Clinical Development from April 2019 to January 2020. From January 2009 to April 2019 Dr. Chu held a variety of roles at Genentech, Inc., a biotechnology corporation and subsidiary of Roche Group. From January 2018 to April 2019 he served as Associate Group Medical Director, Global Development Leader, Product Development Oncology; from July 2017 to January 2018 he served as Associate Group Medical Director, Genentech Research

and Early Development; from March 2014 to July 2017 he served as Senior Medical Director, Genentech Research and Early Development; from June 2011 to March 2014 he served as Medical Director, Genentech Research and Early Development; from March 2010 to June 2011 he served as Associate Medical Director, Bio-Oncology, Genentech; and from January 2009 to March 2010 he served as Assistant Medical Director, Bio-Oncology, Genentech. Dr. Chu received his M.D. in Medicine, with a distinction in Research, from the University of Rochester School of Medicine and Dentistry and his B.A. in Molecular Biology from Princeton University.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

As of December 31, 2020, the following executive officers constituted our Named Executive Officers (collectively, our “NEOs”):

Name	Position	Tenure
J. Scott Wolchko	President, Chief Executive Officer, and Director(1)	13 years
Edward J. Dulac III	Chief Financial Officer	Less than one year
Bahram Valamehr, Ph.D.	Chief Research and Development Officer	11 years
Cindy R. Tahl, J.D.	General Counsel	11 years
Daniel D. Shoemaker, Ph.D.(2)	Chief Scientific Officer	11 years

(1)	Prior to Mr. Dulac joining the Company in August 2020 as our Chief Financial Officer, Mr. Wolchko served as our Chief Financial Officer.
(2)	In March 2021, Dr. Shoemaker announced his retirement from his position as our Chief Scientific Officer effective as of June 30, 2021.

Executive Summary

2020 Business Highlights

We are a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. We have established a leadership position in the manufacture and clinical development of off-the-shelf cell products using our proprietary induced pluripotent stem cell (iPSC) product platform. Our product pipeline consists of off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs).

This past year, we made significant progress toward fulfilling our mission of bringing off-the-shelf, iPSC-derived NK cell and T-cell products to patients for the treatment of cancer. We generated first-in-human clinical data for our engineered iPSC-derived NK cell product candidates FT516 and FT596 for patients with B-cell malignancies. We reached several regulatory milestones across our product pipeline, including securing allowance from the U.S. Food & Drug Administration of our Investigational New Drug (IND) applications for our engineered iPSC-derived NK cell product candidates FT538 and FT576 for patients with multiple myeloma and for our engineered iPSC-derived CAR T-cell product candidate FT819 for patients with certain leukemias and lymphoma. We expanded our product pipeline through a strategic partnership, entering into a worldwide collaboration and option agreement with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, for the development of novel off-the-shelf, iPSC-derived CAR NK cell and CAR T-cell product candidates for certain hematologic malignancies and solid tumors. We also achieved a significant preclinical milestone under our collaboration and option agreement with Ono Pharmaceutical, as we continue to advance through preclinical development an iPSC-derived CAR T-cell product candidate targeting a solid tumor antigen. We also hired over 100 employees across all our functional areas in an effort to extend our leadership position in the field of iPSC-derived cell-based cancer immunotherapies. Our business progress has resulted in a substantial increase in shareholder value over the past one, three, and five years.

Key 2020 Compensation Items

The Compensation Committee is responsible for reviewing and approving compensation programs for our executive officers, including the NEOs. Aligned with our accomplishments in 2020, and strong company performance as outlined above, the Compensation Committee took several actions related to our pay program for 2020:

•	Made modest adjustments to the base salaries of our NEOs, with increases informed by a market assessment conducted by our independent compensation consultant.

•

Increased 2020 target bonus percentages for each NEO other than our Chief Executive Officer, which determination was informed by a market assessment conducted by our independent compensation consultant.

•

Determined that the company achieved 125% of its goals for the fiscal year related to our annual bonus program, including the determination that the company met or exceeded all goals, with particularly strong outperformance on its clinical and strategic goals.

•

Conducted an overall evaluation of our equity compensation program, informed by analyses of our independent compensation consultant, that resulted in the decision to continue to incorporate the use of restricted stock units (“RSUs”) in our annual awards to NEOs as well as other employees. We chose to include RSUs, the value of which depends entirely on the value of our common stock, to further align the interests of our NEOs with those of our stockholders, foster an ownership culture among our employees, and align with competitive practice.

•

While increasing the proportion of total value of equity-based compensation to our NEOs, continued to manage award amounts with a goal of maintaining broad-based equity participation aligned with our compensation philosophy, and proactively managing our share usage and dilution during a period of rapid growth.

How We Pay for Performance

Our executive officer compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive officer compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to incentivize long-term value creation. The Compensation Committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. As such, a significant portion of our CEO’s and other executive officers’ compensation is at-risk, performance-based compensation, in the form of long-term equity awards, and annual cash incentives that are only earned if we achieve multiple corporate goals. The balance between these components may change from year to year based on corporate strategy, company performance, market forces and company objectives, among other considerations. For example, in 2020, our CEO had the following target pay mix:

Name	Salary	Target Bonus	RSUs	Options	Total
J. Scott Wolchko	$570,000	$270,000	$1,451,340	$3,222,577	$5,513,917

2020 Say-on-Pay Results

At our 2020 annual meeting of stockholders, we held a non-binding stockholder advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), which received support from 93.8% of the votes cast by our stockholders on the matter. Our Board and our Compensation Committee are encouraged by this level of stockholder support for our executive compensation program, and generally view this as an endorsement of our philosophy and how we have structured our compensation program. Given this level of stockholder support, the Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executive officers. Accordingly, the Compensation Committee determined not to make any significant changes to our programs as a result of the vote.

In addition, our Board has elected to conduct the say-on-pay vote annually, thereby providing our stockholders the opportunity to provide feedback on the compensation of our NEOs each year. We will be conducting our annual say-on-pay vote as described in Proposal No. 3 of this Proxy Statement at the 2021 annual meeting of stockholders. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and are committed to engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation programs and other key matters of interest to them. Our Compensation Committee will consider the outcome of the say-on-pay vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs and executive officers in the future.

Compensation Philosophy and Determination Process

In order to create value for our stockholders, it is critical to attract, motivate and retain key executive officer talent by providing competitive compensation packages. The market for talented individuals in the life sciences industry is highly competitive and becoming more challenging for employers. Our Board believes our compensation program should align executive interests with the drivers of growth and stockholder returns, and support achievement of the company’s key business mission, goals, and objectives. Consequently, our Board believes the substantial majority of NEO compensation should be at-risk, performance-based pay to facilitate the successful execution of our business strategy.

Role of Compensation Committee

Our Compensation Committee determines the overall compensation structure for our CEO and other NEOs and executives. Each year, the Compensation Committee reviews the company’s compensation policies and programs to ensure that these policies and programs enhance shareholder value, align pay and performance, and attract and retain top executive talent. As part of this process, the Compensation Committee reviews our compensation practices and policies to help maintain appropriate base salary, annual bonus and equity compensation plans for our executives and determines the target total direct compensation opportunities for our NEOs. The Compensation Committee does not use a single method or measure in developing its recommendations, nor does it establish specific targets for the total direct compensation opportunities for our NEOs; however, the Compensation Committee generally begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash and equity compensation as reflected in competitive market data.

Pursuant to our Amended and Restated 2013 Stock Option and Incentive Plan (the “2013 Plan”), the Compensation Committee has delegated to our CEO the authority to approve grants of stock options or RSUs to new hires, subject to certain limitations for each level of employment and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Role of CEO & Management

The CEO advises the Compensation Committee on the base salary and target incentive plans for the other NEOs. Such recommendations consider internal pay equity, changes in responsibilities, compensation levels for similar positions in the industry, company performance, total targeted and historical compensation, and personal performance and contributions. The Compensation Committee weighs the CEO’s guidance as a part of a greater assessment of the company’s strategic goals and corporate performance when setting executive officer pay. With respect to our CEO’s compensation, the same considerations are made; however, this process is formalized in the Compensation Committee’s charter, specifying that the CEO cannot be present during voting or deliberations concerning this individual’s compensation.

Use of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Radford as an independent outside compensation consultant to perform compensation advisory services during 2020 and to assist with evaluating executive compensation. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align executive interests with those of shareholders and ensure that executive compensation packages will appropriately motivate and reward ongoing achievement of business goals. Our Compensation Committee will continue to retain a consultant to provide similar information and analyses in future years for consideration in determining annual cash, equity and other compensation for our employees, executive officers and directors.

Radford provided the following services to the Compensation Committee with respect to our 2020 compensation matters:

•	Reviewed and advised on adjustments to the company’s peer group;

•	Conducted an extensive executive compensation assessment;

•	Provided key insights on executive and director compensation based on relevant market data; and

•	Assisted with certain proxy statement disclosures, including this Compensation Discussion & Analysis section.

The Compensation Committee annually assesses whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to the company by Radford; (ii) the amount of fees the company paid to Radford; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the company owned by Radford or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the company have not created any conflict of interest.

The Compensation Committee also annually evaluates Radford’s independence and performance under the applicable listing standards of Nasdaq. In 2020, Radford did not provide any other services to the company other than the consulting services to the Compensation Committee with respect to compensation matters.

Use of a Peer Group

With the assistance and recommendations of Radford, the Compensation Committee has developed a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The Compensation Committee used the following criteria in determining the appropriate peers:

•

Industry – Pre-commercial biopharmaceutical companies with a focus on stem cells, small molecule therapeutics, cellular immunotherapeutics or oncology; companies with product candidates in Phase 2 or Phase 3 clinical development.

•	Market Capitalization – Range of $500 million to $4.2 billion (approximately 0.3x to 3x of our then-current market capitalization).

•	Size – 50 to 450 employees.

Based on a review of the analysis prepared by Radford applying the above criteria, in September 2019, the Compensation Committee approved the following peer group for use in compensation decisions for the remainder of 2019 and for 2020:

2020 Peer Group

Acceleron Pharma	Allogene Therapeutics	AnaptysBio

ArQule	Audentes Therapeutics	CRISPR Therapeutics

CymaBay Therapeutics	CytomX Therapeutics	Epizyme

Gossamer Bio	Intellia Therapeutics	Iovance Biotherapeutics

Kura Oncology	Mirati Therapeutics	Odonate Therapeutics

REGENXBIO	Rubius Therapeutics	Sangamo Therapeutics

ZIOPHARM Oncology

2021 Peer Group

In August 2020, the Compensation Committee approved the peer group for use in making compensation decisions for the remainder of 2020 and for 2021. Due to the Company’s rapid growth, the Compensation Committee updated its criteria for determining companies in our peer group to consider (i) pre-commercial biopharmaceutical companies with a focus on stem cells, small molecule therapeutics, cellular immunotherapeutics or oncology with product candidates in Phase 2 or Phase 3 clinical development with (A) a market capitalization between $900 million and $9.0 billion, and (B) a range of 50 to 550 employees, which were in line with our market capitalization and employee headcount at the time. Based on these adjusted criteria, a number of additional companies were added to the list, while several companies were removed from the list as they did not meet the adjusted criteria. Accordingly, the Compensation Committee approved the following peer group for use in compensation decisions for the remainder of 2020 and for 2021:

Allakos	Allogene Therapeutics	Arcus Biosciences

Atara Biosciences	bluebird bio	CRISPR Therapeutics

Editas Medicine	Gossamer Bio	IGM Biosciences

Intellia Therapeutics	Iovance Biotherapeutics	Kura Oncology

MacroGenics	Mirati Therapeutics	Odonate Therapeutics

REGENXBIO	Sangamo Therapeutics	Turning Point Therapeutics

In setting compensation for our executive officers, including our NEOs, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages; however, although useful as a reference, the Compensation Committee does not target any percentile within this peer group as a specific objective. Instead, the Compensation Committee also reviews competitive compensation data from an annual total compensation study of the peer group and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements, and bases its compensation decisions on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.

Pay Components

The company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Performance Period	Objective	Performance Measured / Rewarded
Base Salary	Annual	Attract, retain, and reward top talent; reflects a NEO’s responsibilities, performance, and relevant market data	• Provides NEOs with fixed compensation that acts as a vehicle to motivate and retain. Rewards executives for key performance and contributions.
Annual Cash Incentives	Annual	Reward achievement of annual Company goals, subject to meeting certain performance expectations

•  Rewards NEOs for their individual performance and the performance of the company over the fiscal year.

•  The corporate goals are prepared in an interactive process between management and the Board based on the company’s business plan and budget for the year. Payments are linked to the attainment of overall corporate goals and may include individual performance targets for each executive officer, or other factors the Committee determines appropriate.

Long-Term Equity Awards (Options)	Long-Term	Support the achievement of strong share price growth; serves as an important retention vehicle

•  Options vest over four years in monthly installments, subject to a one-year cliff in the case of initial grants to newly hired NEOs.

•  The ultimate realizable value, if any, depends on the appreciation of our common stock price from the date of grant.

Long-Term Equity Awards (RSUs)	Long-Term	Align the interests of management and stockholders; serves as an important retention vehicle

•  All NEOs receive time-based RSUs.

•  RSUs granted to the NEOs in 2020 vest over four years in equal installments on the each of the first, second, third and fourth anniversaries of the grant date, or, in the case of initial grants to newly hired NEOs, the employment start date.

•  The ultimate value realized varies based on our common stock price.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

The Compensation Committee is committed to a strong performance orientation in the company’s compensation program and effective corporate governance practices for a company at our development stage and industry. As such, the Compensation Committee routinely reviews the company’s compensation policies and program design. Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices:

What We Do

✓ Heavily weight our NEO compensation to long-term “at-risk”

✓ Align compensation with shareholder interests

✓ Align pay with performance

✓ Use multi-year vesting for all executive equity awards

✓ Structure our executive officer compensation program to minimize excessive risk taking

✓ Maintain “Double Trigger” benefits in the case of a Change in Control

✓ Conduct an annual say-on-pay vote

✓ Maintain balanced pay mix of fixed and variable pay, with higher weighting towards variable pay

✓ Have three independent non-employee directors serve on the Compensation Committee

✓ Maintain robust anti-hedging and pledging policies

✓ Consult with an independent compensation consultant on compensation levels and practices

✓ Select peer companies that we compete with for executive officer talent, have a similar business and are of similar size as us, and review their pay practices

What We Don’t Do

X Provide guaranteed bonuses X Provide excessive severance payments X Provide excise tax gross-ups	X Provide excessive perquisites X Allow repricing of options without shareholder approval X Allow hedging or pledging of equity

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the company and the performance contributions each makes.

Base salary changes in 2020 varied by executive due either to merit increases or market adjustments. Other factors were considered such as tenure, experience and the role of the individual. Annual base salaries for our NEOs were as follows:

Executive	2019	2020	Annual Increase
J. Scott Wolchko	$540,000	$570,000	5.6%
Edward J. Dulac III(1)	—	$390,000	—
Bahram Valamehr, Ph.D.	$375,000	$390,000	4%
Cindy R. Tahl, J.D.	$375,000	$390,000	4%
Daniel D. Shoemaker, Ph.D.	$375,000	$390,000	4%

(1)	Mr. Dulac’s employment with us commenced in August 2020.

Annual Incentives

In January 2015, our Board adopted our Amended and Restated Senior Executive Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives, including our NEOs. The Bonus Plan provides for bonus payments based upon the attainment of corporate performance goals established annually by the Compensation Committee (the “Performance Goals”). Any bonuses paid under the Bonus Plan will be based upon objectively determinable criteria that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus criteria will be adopted in each performance period by the Compensation Committee and communicated to each participating executive, including our NEOs. No bonuses will be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executives, including our NEOs, under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine. The bonuses payable under the Bonus Plan may be paid in equity or cash.

The Bonus Plan is designed to provide a financial incentive to reward key executives for the achievement of corporate performance objectives. Each executive participating under the Bonus Plan, including our NEOs, will have a targeted bonus opportunity set for each performance period. Payments under the plan are ultimately based on achievement of pre-established company objectives. Actual performance against targets, as set by these pre-established company objectives, funds the incentive payouts.

At the beginning of each year, the Compensation Committee reviews and approves the target annual bonus percentage for our executive officers, including our NEOs. In January 2020, the Compensation Committee reviewed the annual target bonus percentages of our executive officers, including our NEOs, and based on its consideration of multiple factors, particularly market data from the companies in our compensation peer group, approved the following 2020 annual target bonus percentages for our NEOs:

Executive	2019 Annual Target Bonus Percentage	2020 Annual Target Bonus Percentage	Percentage Change
J. Scott Wolchko	50%	50%	—
Edward J. Dulac III (1)	N/A	40%	N/A
Bahram Valamehr, Ph.D.	35%	40%	14.3%
Cindy R. Tahl, J.D.	35%	40%	14.3%
Daniel D. Shoemaker, Ph.D.	35%	40%	14.3%

(1)	Mr. Dulac’s employment with us commenced in August 2020.

Additionally, in early 2021, the Compensation Committee reviewed the annual target bonus percentages of our executive officers, including our NEOs, and approved an increase in Mr. Wolchko’s annual target bonus percentage from 50% to 60%, and maintained annual target bonus percentages of 40% for each of our other executive officers, including our NEOs.

At the beginning of each year, the Compensation Committee reviews our performance and the individual performance of each of our executive officers, including our NEOs, to determine the amount of bonuses to be paid with respect to the immediately preceding year. It is at the Compensation Committee’s discretion to grant individual awards at, below, or above target based on the Company’s performance, individual performance and the funding available for awards under the Bonus Plan for a particular year. The total amount of awards cannot exceed the total amount approved by the Compensation Committee to fund the Bonus Plan. Awards are typically paid in the quarter following the close of the performance period.

For 2020, bonuses under the Bonus Plan were determined by the Compensation Committee based upon the achievement of performance metrics related to the Company’s corporate objectives in three broad categories:

•	Path to Patients. Advancement of multiple clinical programs, demonstrated through meeting certain clinical development goals;

•

Product & Platform Innovation. Advancement of multiple product candidates through preclinical development, including to IND submission, and conduct of in-house technical operations, including cGMP manufacture of its iPSC-derived cell product candidates, with performance metrics based on achieving certain preclinical, regulatory, quality and manufacturing goals; and

•	Partnerships, Business & Culture. Attainment of certain strategic, business, and financial goals.

In December 2020, the Compensation Committee evaluated our achievement of the 2020 corporate objectives. The Compensation Committee considered whether we had achieved specific goals in each category of our corporate objectives, including any overachievement in each category, the weighting established for each category, management’s self-assessment, and our overall corporate performance in 2020. Based on these considerations, the Compensation Committee determined that we exceeded our 2020 corporate objectives and, as a result, the Compensation Committee approved a 125% achievement level of our 2020 corporate objectives, based in particular on the following performance:

Path to Patients (40% weighting, with an additional 5% for overachievement)

•	Exceeded clinical development objectives for our FT500, FT516, FT596 and FT538 programs, which were actively enrolling patients in six clinical trials;

•	Presented initial safety and efficacy data of our FT516 and FT596 programs for patients with B-cell malignancies;

Product & Platform Innovation (35% weighting, with an additional 10% for overachievement)

•

Submitted to, and was granted allowance by, the U.S. Food & Drug Administration of Investigational New Drug (IND) applications for three programs including FT819, the first-ever iPSC-derived CAR T-cell product candidate cleared for clinical investigation in the United States;

•	Established preclinical proof-of-concept for two new iPSC-derived CAR programs for solid tumors, advancing one product candidate into IND-enabling activities;

•

Conducted in-house technical operations, including cGMP manufacture, to meet clinical supply requirements across multiple clinical programs, including under extraordinary circumstances arising from the COVID-19 pandemic;

•	Completed CMC activities, and conducted pilot and cGMP manufacturing campaigns, for FT819, our first iPSC-derived CAR T-cell program;

Partnerships, Business & Culture (25% weighting, with an additional 10% for overachievement)

•	Entered into a worldwide collaboration and option agreement with Janssen for the development of novel iPSC-derived CAR NK and CAR T-cell programs for certain hematologic malignancies and solid tumors;

•	Achieved a preclinical milestone under our collaboration with Ono Pharmaceutical in connection with the development of an iPSC-derived CAR T-cell program for certain solid tumors;

•

Hired and integrated over 100 employees across all functional groups and maintained timelines for the build-out of our new corporate headquarters, including under extraordinary circumstances arising from the COVID-19 pandemic;

•	Completed a public offering of our common stock; and

•	Managed operations and expenditures against 2020 budget, ending 2020 with cash and cash equivalents in excess of budget.

The Compensation Committee considered our clinical development progress, our initial clinical data, the allowance of our IND applications, the formation of our collaboration with Janssen, and the conduct of our operations across all functional areas in a manner that generally exceeded our 2020 operating plan, especially with respect to our technical operations and our hiring of new employees under extraordinary circumstances arising from the COVID-19 pandemic, as significant factors at arriving at the determination that we overachieved our 2020 objectives.

Based on the above, the Compensation Committee awarded 2020 bonuses, paid in cash during the fourth quarter of 2020, to our NEOs as follows.

Executive	Annual Target Bonus (% of base)	2020 Base Salary	Corporate Goal Achievement	2020 Earned Award
J. Scott Wolchko	50%	$570,000	125%	$356,250
Edward J. Dulac III	40%	$390,000	125%	$113,750	(1)
Bahram Valamehr, Ph.D.	40%	$390,000	125%	$195,000
Cindy R. Tahl, J.D.	40%	$390,000	125%	$195,000
Daniel D. Shoemaker, Ph.D.	40%	$390,000	125%	$195,000

(1)	Mr. Dulac’s bonus was pro-rated in accordance with the terms of his employment offer letter.

Long-Term Incentives

Our focus on long-term value creation results in our executive compensation program having a heavy weighting toward equity compensation. We rely more heavily on equity compensation to ensure that a significant portion of a NEO’s compensation opportunity is related to factors that directly and indirectly influence stockholder value. Further, equity participation establishes a sense of ownership and aligns executives’ interests with those of other stockholders.

Our annual equity awards to our executives take the form of stock options and RSUs. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, are inherently performance oriented and provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price increases and stockholders realize value following their grant date. Furthermore, we believe that RSU awards provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to stockholder value. Additionally, RSU awards enable our executive officers to accumulate stock ownership in the company. For these reasons, the Compensation Committee decided to continue granting RSUs in 2020, and intends to continue to grant RSUs in the future as part of the equity incentive portion of pay packages for executives. We believe that the multi-year vesting requirements applicable to both stock options and RSUs encourage employee retention.

2020 Annual Equity Grants

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards or mix between options and RSUs. Instead, the Compensation Committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, peer executive analysis of equity levels, the equity award recommendations of our Chief Executive Officer (except with respect to his own awards), and the amount of equity held by the executive officer.

In January 2020, the Compensation Committee reviewed and approved the option and RSU grants for the NEOs, basing its decision on a market assessment of peer companies utilizing a blend of factors that included value of equity compensation and company ownership. Mr. Dulac, our Chief Financial Officer, did not receive an annual equity grant in January 2020 because his employment with us did not commence until August 2020. Instead, on August 17, 2020, Mr. Dulac was awarded new hire grants of 160,000 stock options with an aggregate grant date fair value of $3,786,529, and 40,000 RSUs with an aggregate grant date fair value of $1,420,800. See the “Outstanding Equity Awards at Fiscal Year-End Table” below for a description of Mr. Dulac’s new hire grants.

	RSUs		Stock Options
Executive	(#)	($)	(#)	($)
J. Scott Wolchko	66,000	$1,451,340	219,000	$3,222,577
Bahram Valamehr, Ph.D.	25,000	$549,750	90,000	$1,324,347
Cindy R. Tahl, J.D.	25,000	$549,750	90,000	$1,324,347
Daniel D. Shoemaker, Ph.D.	25,000	$549,750	90,000	$1,324,347

RSUs

2020 annual RSU grants vest in equal annual installments over four years. In all cases, vesting of the RSUs is subject to the executive’s continuing service on each vesting date.

Stock Options

2020 annual stock option grants to our executives vest monthly over a four-year period, subject to the executive’s continuing service on each vesting date.

2021 Annual Equity Grants

In January 2021, the Compensation Committee awarded annual cycle grants to the NEOs as follows:

	RSUs		Stock Options
Executive	(#)	($)	(#)	($)
J. Scott Wolchko	43,231	$4,712,611	16,441	$1,200,000
Edward J. Dulac III	18,013	$1,963,597	6,851	$500,000
Bahram Valamehr, Ph.D.	18,013	$1,963,597	6,851	$500,000
Cindy R. Tahl, J.D.	18,013	$1,963,597	6,851	$500,000
Daniel D. Shoemaker, Ph.D.	14,411	$1,570,943	5,481	$400,000

The 2021 annual RSU grants to our NEOs vest annually over a four-year period and the 2021 annual stock option grants vest monthly over a four-year period, and both equity awards are subject to the executive’s continuing service on each vesting date.

Employment, Severance and Change in Control Arrangements with our Named Executive Officers

Employment Agreements with our NEOs

We have entered into a written employment offer letter agreement with each of our NEOs. These agreements set forth the basic terms and conditions of employment, including initial base salary, initial equity awards, eligibility to participate in our standard employee benefits plans, and the at-will employment relationship. These agreements also require that each NEO execute our standard employee confidentiality and assignment agreement.

Our NEOs are also eligible to receive certain change-in-control payments and benefits in accordance with their individual employment contract or our Executive Severance and Change in Control Policy as described below.

For detailed descriptions of the employment arrangements we maintained with our NEOs during 2020, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Executive Severance and Change in Control Policy

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. Accordingly, we believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our NEOs.

Effective on January 14, 2018, the Compensation Committee adopted the Executive Severance and Change in Control Policy (“ESCCP”), in which all of our NEOs, except our CEO, participate. It provides certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the company. Our CEO has similar terms included in his employment agreement that were negotiated in conjunction with his appointment as CEO. These arrangements are designed to provide reasonable compensation to the executive officer if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We also believe that these arrangements help maintain our executive officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. In this event, these arrangements keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Thus, these arrangements align the interests of our NEOs and our stockholders when considering our long-term future.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the ESCCP and our CEO’s employment agreement, our Board has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that an executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

To receive payments and benefits under the ESCCP, or in the case of the CEO, under his employment agreement, an executive officer must execute and not subsequently revoke a severance agreement within 60 days following the date of the termination of employment, including a general release of claims acceptable to us.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our NEOs during 2020, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2020, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Other Employee Benefits

NEOs are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance and eligibility to participate in the Company’s 401(k) Savings Plan.

401(k) Savings Plan and Other Benefits

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. Beginning in fiscal year 2021, we will match a portion of eligible contributions made by employees pursuant to the plan. We also pay, on behalf of our employees, a portion of the premiums for health, life and disability insurance.

Perquisites

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2020, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, other than a one-time $80,000 relocation assistance payment and an aggregate of $40,000 in temporary housing allowance payments to Mr. Dulac in connection with his relocation (which payments were or are to be made in 2021).

Additional Policies and Practices

Equity Award Grant Policy

We have adopted an Amended and Restated Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, or advisors or consultants to us pursuant to our equity compensation plans. Pursuant to the policy, all grants of equity awards must be approved in advance by our Board, the Compensation Committee or, subject to the delegation requirements in the policy, our CEO. The equity award granting authority delegated to our CEO applies to employees at the vice president level and below who are not (and are not reasonably expected to be upon hiring) officers (as defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated thereunder) and to equity awards within the specific ranges and subject to a maximum annual aggregate amount as may be set forth in the policy, as approved by the Compensation Committee from time to time.

Generally, equity awards are granted on the following regularly scheduled basis as set forth in the policy:

•

Equity awards granted by our CEO in connection with the hiring of a new employee or the promotion of an existing employee or the engagement of a new consultant are effective on the first trading day of the month following the later of (i) the date on which such individual’s employment or consulting term begins or promotion occurs or (ii) the date on which such award is approved by our CEO.

•

Equity awards granted to existing employees (other than in connection with a promotion) or consultants will generally be granted, if at all, on an annual basis and must be approved by the Board or the Compensation Committee. It is the intention of the Compensation Committee that any such annual grants requiring approval of the Compensation Committee be considered and approved at a meeting of the committee.

In addition, the policy sets forth the manner in which our equity awards will be priced. If the value of a restricted stock or RSU grant is denominated in dollars, then the number of underlying shares will be determined by dividing the dollar value by the closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of a share of our common stock on the effective date of grant. The exercise price of all stock options will be at least equal to the closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of a share of our common stock on the effective date of grant. If the amount of the stock option award is to be determined by reference to a fair value calculated under Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board and certain designated employees and consultants who in the course of the performance of their duties have access to material, nonpublic information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time without the prior approval of the Audit Committee of our Board (the “Audit Committee”);

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit Committee.

As of the date of this Proxy Statement, none of our NEOs had previously sought or obtained approval from the Audit Committee to engage in any hedging or pledging transaction involving our securities.

Accounting and Tax Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the estimated service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive officer compensation programs.

The Compensation Committee also considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) of the Code for performance-based compensation effective for taxable years beginning after

December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date.

While the Compensation Committee considers the financial statement expense and deductibility of awards as factors in determining executive compensation, the Compensation Committee also considers other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to be exempt from or comply with the applicable requirements of Section 409A of the Code.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our NEOs during the fiscal years ending December 31, 2020, 2019, and 2018.

Name and Principal Position as of December 31, 2020	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
J. Scott Wolchko	2020	570,000			1,451,340	3,222,577	356,250	—		5,600,167
President, Chief Executive Officer and Director	2019	540,000			4,137,500	5,732,955	310,500	—		10,720,955
	2018	516,000			—	2,756,998	258,000	—		3,530,998
Edward J. Dulac III	2020	142,500	137,917	(5)	1,420,800	3,786,529	75,833	120,000	(6)	5,683,579
Chief Financial Officer(4)
Bahram Valamehr, Ph.D.	2020	390,000			549,750	1,324,347	195,000	—		2,459,097
Chief Research and Development Officer	2019	375,000			744,750	1,547,898	150,938	—		2,818,586
	2018	321,865			—	2,138,235	117,250	—		2,577,350
Cindy R. Tahl, J.D.	2020	390,000			549,750	1,324,347	195,000	—		2,459,097
General Counsel and Corporate Secretary	2019	375,000			744,750	1,547,898	150,938	—		2,818,586
	2018	350,000			—	906,465	122,500	—		1,378,965
Daniel D. Shoemaker, Ph.D.	2020	390,000			549,750	1,324,347	195,000	—		2,459,097
Chief Scientific Officer	2019	375,000			744,750	1,547,898	150,938	—		2,818,586
	2018	365,000			—	842,338	127,750	—		1,335,088

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of RSUs granted during 2020, 2019, and 2018, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed in February 2021. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by NEOs upon the vesting or settlement of the RSUs.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of option awards granted during 2020, 2019, and 2018, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed in February 2021. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by the NEOs upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts in this column represent the annual incentive compensation paid for performance during 2020, 2019, and 2018 pursuant to the Bonus Plan. The amounts of these awards were determined based upon the achievement of performance metrics related to the Company’s 2020, 2019, and 2018 corporate objectives, as applicable.

(4)

Compensation information is not presented for Mr. Dulac for 2019 and 2018 because he was not a named executive officer for the fiscal years ended December 31, 2019 and December 31, 2018. Mr. Dulac commenced employment with us on August 1, 2020 and his annual base salary was pro-rated accordingly. Mr. Dulac’s bonus was pro-rated in accordance with his employment offer letter.

(5)

Includes Mr. Dulac’s $100,000 sign-on bonus in connection with the commencement of his employment with us and $37,917 in discretionary bonus payments representing an amount corresponding to two additional months of a pro-rated annual bonus, as agreed between the Company and Mr. Dulac in his employment offer letter.

(6)	Includes a $40,000 housing allowance and $80,000 in reimbursements from the Company for relocation expenses.

Grants of Plan-Based Awards for Fiscal Year 2020

The following table sets forth the individual awards made to each of our NEOs during 2020. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Target ($)
J. Scott Wolchko		285,000
J. Scott Wolchko	January 8, 2020		66,000			$1,451,340
J. Scott Wolchko	January 8, 2020			219,000	21.99	$3,222,577
Edward J. Dulac III		57,000
Edward J. Dulac III	August 17, 2020		40,000			$1,420,800
Edward J. Dulac III	August 17, 2020			160,000	35.52	$3,786,529
Bahram Valamehr, Ph.D.		156,000
Bahram Valamehr, Ph.D.	January 8, 2020		25,000			$549,750
Bahram Valamehr, Ph.D.	January 8, 2020			90,000	21.99	$1,324,347
Cindy R. Tahl, J.D.		156,000
Cindy R. Tahl, J.D.	January 8, 2020		25,000			$549,750
Cindy R. Tahl, J.D.	January 8, 2020			90,000	21.99	$1,324,347
Daniel D. Shoemaker, Ph.D.		156,000
Daniel D. Shoemaker, Ph.D.	January 8, 2020		25,000			$549,750
Daniel D. Shoemaker, Ph.D.	January 8, 2020			90,000	21.99	$1,324,347

(1)

The amounts shown reflect the target cash incentive compensation for our NEOs, which are disclosed in the “Annual Target Bonus” column in the “Annual Incentives” section of the Compensation Discussion & Analysis. The actual amounts paid for 2020 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)	The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(3)	The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(4)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the NEO in the fiscal year ended December 31, 2020, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 24, 2021. The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2020 with respect to our NEOs. The equity awards are subject to certain acceleration of vesting provisions as provided (i) in the case of Mr. Wolchko, in his employment agreement, as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control”, below, and (ii) in the case of the other NEOs, in the Company’s ESCCP as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below. Unless otherwise described in a footnote below, the vesting of each equity award is subject to the applicable NEO’s continued employment/service relationship with the Company through such vesting date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)
J. Scott Wolchko,
President, Chief Executive Officer and Director
	54,846	(3)	—		6.62	1/9/2024
	70,000	(3)	—		4.84	1/5/2025
	151,400	(3)	—		2.70	1/12/2026
	204,791	(4)	5,209	(4)	2.73	1/4/2027
	253,750	(5)	94,250	(5)	6.55	1/15/2028
	91,833	(6)	60,167	(6)	11.03	7/17/2028
	239,583	(7)	260,417	(7)	16.55	1/6/2029
	50,187	(8)	168,813	(8)	21.99	1/8/2030
							250,000	(9)	22,732,500
							66,000	(10)	6,001,380
Edward J. Dulac III,	—		160,000	(11)	35.52	8/17/2030
Chief Financial Officer							40,000	(12)	3,637,200
Bahram Valamehr, Ph.D.,
Chief Research and Development Officer
	423	(2)	—		1.37	1/13/2023
	1,536	(2)	—		7.87	8/12/2023
	8,500	(3)	—		6.62	1/9/2024
	10,704	(3)	—		4.84	1/5/2025
	41,156	(13)	—	(13)	2.90	1/7/2026
	117,500	(4)	2,500	(4)	2.73	1/4/2027
	156,625	(5)	58,175	(5)	6.55	1/15/2028
	90,625	(6)	59,375	(6)	11.03	7/17/2028
	64,687	(7)	70,313	(7)	16.55	1/6/2029
	20,625	(8)	69,375	(8)	21.99	1/8/2030
							30,000	(13)	2,727,900
							25,000	(10)	2,273,250

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)
Cindy R. Tahl, J.D.,	7,385	(2)	—		7.87	8/12/2023
General Counsel and Corporate Secretary
	35,000	(3)	—		6.62	1/9/2024
	34,560	(3)	—		4.84	1/5/2025
	50,000	(3)	—		4.89	10/15/2025
	63,149	(3)	—		2.90	1/7/2026
	21,875	(4)	3,125	(4)	2.73	1/4/2027
	145,950	(5)	54,210	(5)	6.55	1/15/2028
	64,687	(7)	70,313	(7)	16.55	1/6/2029
	20,625	(8)	69,375	(8)	21.99	1/8/2030
							30,000	(13)	2,727,900
							25,000	(10)	2,273,250
Daniel D. Shoemaker, Ph.D.,	50,984	(2)	—		1.63	2/9/2022
Chief Scientific Officer
	20,294	(2)	—		1.37	7/24/2022
	9,846	(2)	—		7.87	8/12/2023
	85,000	(3)	—		6.62	1/9/2024
	70,000	(3)	—		4.84	1/5/2025
	98,800	(3)	—		2.90	1/7/2026
	146,875	(4)	3,125	(4)	2.73	1/4/2027
	135,625	(5)	50,375	(5)	6.55	1/15/2028
	64,687	(7)	70,313	(7)	16.55	1/6/2029
	20,625	(8)	69,375	(8)	21.99	1/8/2030
							30,000	(13)	2,727,900
							25,000	(10)	2,273,250

(1)

This amount reflects the closing market price of a share of our common stock of $90.93 as of December 31, 2020, multiplied by the amount shown in the column “Stock Awards – Number of Shares or Units of Stock that have not Vested.”

(2)	All outstanding options were fully vested. The options were issued pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”).
(3)	All outstanding options were fully vested. The options were issued pursuant to the 2013 Plan.
(4)	The shares underlying the options vest in equal monthly installments over four years from January 4, 2017 through January 4, 2021. The options were issued pursuant to the 2013 Plan.
(5)	The shares underlying the options vest in equal monthly installments over four years from January 16, 2018 through January 16, 2022. The options were issued pursuant to the 2013 Plan.
(6)	The shares underlying the options vest in equal monthly installments over four years from July 18, 2018 through July 18, 2022. The options were issued pursuant to the 2013 Plan.
(7)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2019 through January 1, 2023. The options were issued pursuant to the 2013 Plan.
(8)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2020 through January 1, 2024. The options were issued pursuant to the 2013 Plan.
(9)	The RSUs will vest 50% on January 7, 2021, and 25% on each of January 7, 2022 and January 7, 2023. The RSUs were issued pursuant to the 2013 Plan.

(10)	The RSUs will vest in equal installments on January 8, 2021, January 8, 2022, January 8, 2023, and January 9, 2024. The RSUs were issued pursuant to the 2013 Plan.
(11)	The shares underlying the options vest 25% on August 17, 2021, and thereafter on a monthly basis for 36 additional months. The options were issued pursuant to the Inducement Equity Plan.
(12)	The RSUs will vest in equal installments on August 17, 2021, August 17, 2022, August 17, 2023, and August 17, 2024. The RSUs were issued pursuant to the Inducement Equity Plan.
(13)	The RSUs will vest in equal installments on January 7, 2020, January 7, 2021, and January 7, 2022. The RSUs were issued pursuant to the 2013 Plan.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2020 by each of our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Scott Wolchko	105,000	$5,131,323	—	—
Edward J. Dulac III	—	—	—	—
Bahram Valamehr, Ph.D.	51,153	$3,210,222	15,000	$315,150
Cindy R. Tahl, J.D.	135,000	$6,096,418	15,000	$315,150
Daniel D. Shoemaker, Ph.D.	—	—	15,000	$315,150

(1)

The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (ii) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of common stock on the vesting date.

Potential Payments on Termination or Change in Control

Under the ESCCP (in which all of our NEOs, except our CEO, participate), if a participant is terminated by the Company without “Cause” (as defined below) or resigns for “Good Reason” (as defined below), in each case, following the first anniversary of the participant’s first day of employment with the Company, then the participant will be entitled to the following benefits, subject to his or her execution of an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, nine (9) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to nine (9) months of the participant’s then-current base salary; and (iii) payment of the employer portion of group health care benefits under COBRA for up to nine (9) months.

In addition, if a participant is terminated by the Company without Cause or resigns for Good Reason, in each case within the period beginning three (3) months prior to and ending twelve (12) months following a “Sale Event” (as defined below), then, in lieu of the benefits described above, such participant will be entitled to the following benefits, subject to his or her execution of a an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, full acceleration of vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to twelve (12) months of the participant’s then-current base salary; (iii) one (1) times the participant’s annual target incentive compensation for the year of termination; and (iv) payment of the employer portion of group health care benefits under COBRA for up to twelve (12) months.

The payments and benefits provided a participant under the ESCCP may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to a participant would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced to the extent necessary so that no portion of such payments or benefits will be subject to such excise tax or loss of tax deduction for the Company.

Participants who are party to an agreement or an arrangement with the Company that provides greater benefits in the aggregate than set forth in the ESCCP are not eligible to receive any payments or benefits under the ESCCP.

Under the ESCCP, the terms above are generally defined as follows:

“Cause” means (i) the participant’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the participant that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the participant were retained in the participant’s position; (iv) the participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the participant by the Company; (v) the participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) the participant’s material violation of any provision of any agreement(s) between the participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means (i) a material diminution in the participant’s responsibilities, authority or duties; (ii) a material diminution in the participant’s base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which the participant provides services to the Company, in each case so long as the participant provides at least sixty (60) days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within thirty (30) days thereafter and the participant terminates his or her employment within thirty (30) days after the end of such cure period.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Employment Arrangements with Our Executive Officers

J. Scott Wolchko

Mr. Wolchko commenced employment with us on September 17, 2007, and, in connection with his appointment as our President and CEO, we entered into a new employment agreement with Mr. Wolchko (the “Original CEO Employment Agreement”). The Original CEO Agreement was amended and restated in its entirety by a new employment agreement that Mr. Wolchko entered into with us on January 14, 2018, effective January 1, 2018 (the “CEO Employment Agreement”). The CEO Employment Agreement sets forth Mr. Wolchko’s then-current annual base salary, then-current annual incentive compensation and his eligibility to participate in our benefit plans generally. Pursuant to the CEO Employment Agreement, Mr. Wolchko is eligible to receive annual incentive compensation, for which the target annual incentive compensation will be 50% of his annual base salary, as determined by the Board of Directors or the Compensation Committee.

Mr. Wolchko’s employment is at-will. Upon any termination of his employment, Mr. Wolchko will be entitled to receive (A) the amount of his accrued but unpaid salary and unpaid expense reimbursements and any accrued but unused vacation as of the date of termination, (B) any vested benefits Mr. Wolchko may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, and (C) any earned but unpaid incentive compensation from the prior calendar year (clauses (A) through (C) collectively, the “Accrued Benefits”). Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by Mr. Wolchko for “Good Reason” (as such terms are defined below), in each case outside of the “Sale Event Period” (as defined below), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko will be entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of twelve (12) months of Mr. Wolchko’s then-current base salary and his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards containing performance-based vesting conditions, if such performance-based vesting conditions have been satisfied as of the date of termination, (iii) for all outstanding equity awards containing time-based vesting conditions, twelve (12) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and any acceleration provided shall be subject to clause (ii) of this paragraph, and (iv) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without Cause (other than due to death or disability) or by Mr. Wolchko for Good Reason, in each case within the period beginning three months prior to and ending eighteen (18) months following a “Sale Event” (as such term is defined below) (the “Sale Event Period”), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko is entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of eighteen (18) months of Mr. Wolchko’s then-current base salary (or base salary in effect immediately prior to the Sale Event, if higher) and one and a half (1.5) times his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards; provided, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and (iii) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

The payments and benefits provided to Mr. Wolchko under the CEO Employment Agreements in connection with a change of control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Wolchko in connection with a change of control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Under the CEO Employment Agreement, the terms below are generally defined as follows:

“Cause” means, (i) conduct by the employee constituting a material act of misconduct in connection with the performance of the employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the employee of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the employee were retained in the employee’s position; (iv) continued material and substantial non-performance by the employee of the employee’s material responsibilities hereunder (other than by reason of the employee’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board of Directors; (v) a material and substantial breach by the employee of any of the employee’s confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company; (vi) a material and substantial violation by the employee of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation by or on behalf of the Board or an authorized committee thereof or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good Reason” means that the employee has complied with the appropriate notice process following the occurrence of any of the following events: (i) a material diminution in the employee’s responsibilities, authorities, powers, functions or duties; (ii) a material reduction in the employee’s then-current base salary or target annual incentive compensation, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation of the employee’s principal place of business to a place that is more than twenty-five (25) miles from the employee’s current location of employment as of the effective date of the employment agreement. Notwithstanding the foregoing, none of the following shall be considered good reason: (x) the mere occurrence of a Sale Event; (y) any change in the identity of the surviving corporation in the event of a Sale Event; or (z) any change in the status of the surviving corporation after a Sale Event as a public or private company.

Edward J. Dulac III

Mr. Dulac is a party to an at-will employment offer letter with us, dated May 20, 2020 (the “Dulac Offer Letter”). The Dulac Offer Letter sets forth Mr. Dulac’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Mr. Dulac is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee, to be pro-rated for 2020 from June 1, 2020. The Dulac Offer Letter also provides for a $100,000 sign-on bonus, temporary monthly housing assistance in an amount equal to $8,000 per month for a period of 9 months beginning August 1, 2020 and relocation assistance in the form of a one-time payment of $80,000, subject to Mr. Dulac’s relocation to the San Diego area by September 30, 2020. Mr. Dulac’s sign-on bonus, housing assistance and relocation assistance are contingent on his continued employment with the Company for 18 months and must be repaid to the Company in full if he resigns from employment without “Good Reason” or if he is terminated by the Company for “Cause” (as such terms are defined below) prior to such date. In addition, if Mr. Dulac refuses or fails to relocate to the San Diego area, he must repay in full and amounts paid by the Company for housing or relocation assistance.

Under the Dulac Offer Letter, the terms below are generally defined as follows:

“Cause” means any of the following : (i) the making of dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (v) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means the occurrence of any of the following actions undertaken by the Company without your consent: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base compensation-except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated senior level employees of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which you must regularly report to work and provide services to the Company, in each case so long as you provide at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and you terminate your employment within 30 days after the end of such cure period.

Mr. Dulac may be entitled to certain severance payments and other benefits under the ESCCP described below.

Bahram Valamehr, Ph.D.

Dr. Valamehr is a party to an at-will employment offer letter with us, dated November 20, 2009 (the “Valamehr Offer Letter”). The Valamehr Offer Letter sets forth Dr. Valamehr’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Valamehr is eligible to receive annual incentive compensation at a target percentage of 35% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Dr. Valamehr may be entitled to certain severance payments and other benefits under the ESCCP described below.

Cindy R. Tahl, J.D.

Ms. Tahl is a party to an at-will employment offer letter with us, dated October 17, 2009 (the “Tahl Offer Letter”). The Tahl Offer Letter sets forth Ms. Tahl’s initial annual base salary, initial option grant, and her eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Ms. Tahl is eligible to receive annual incentive compensation, for which the initial target annual incentive compensation will be 35% of her then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Ms. Tahl may be entitled to certain severance payments and other benefits under the ESCCP described below.

Daniel D. Shoemaker, Ph.D.

Dr. Shoemaker is a party to an at-will employment offer letter with us, dated February 11, 2009 (the “Shoemaker Offer Letter”). The Shoemaker Offer Letter sets forth Dr. Shoemaker’s initial annual base salary, initial annual incentive compensation and his eligibility to participate in our benefit plans generally. Pursuant to the Shoemaker Offer Letter and the Bonus Plan, Dr. Shoemaker is eligible to receive annual incentive compensation, for which the initial target annual incentive compensation will be 35% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Pursuant to the Shoemaker Offer Letter, Dr. Shoemaker was entitled to certain severance benefits in the event of certain terminations of employment following a change in control, which have been superseded by the severance payments and other benefits under the ESCCP described below.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of the fiscal year ending December 31, 2020. The payments and benefits set forth below are estimated assuming that the qualifying termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2020 using the closing market price of our stock on that date. The market price of a share of our common stock on December 31, 2020 was $90.93. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Termination without Cause or for Good Reason not in Connection with a Change in Control(1) ($)		Termination without Cause or for Good Reason in Connection with a Change in Control(2) ($)
J. Scott Wolchko
Cash Severance Payment	$570,000	(3)	$855,000	(4)
Cash Incentive Bonus Payment	$285,000	(5)	$427,500	(6)
COBRA Premiums	$35,778	(7)	$35,778	(7)
Accelerated Equity Vesting (Time-Based)	$36,775,254	(8)	$78,002,643	(9)

Total:	$37,666,031		$79,320,921
Edward J. Dulac III
Cash Severance Payment	$292,500	(10)	$390,000	(11)
Cash Incentive Bonus Payment	—		$156,000	(12)
COBRA Premiums	$17,584	(13)	$23,445	(14)
Accelerated Equity Vesting (Time-Based)	$3,864,482	(15)	$16,291,612	(16)

Total:	$4,174,565		$16,861,057
Bahram Valamehr, Ph.D.
Cash Severance Payment	$292,500	(10)	$390,000	(11)
Cash Incentive Bonus Payment	—		$156,000	(12)
COBRA Premiums	$10,501	(13)	$14,001	(14)
Accelerated Equity Vesting (Time-Based)	$13,741,694	(15)	$26,793,604	(16)

Total:	$14,044,694		$27,353,605
Cindy R. Tahl, J.D.
Cash Severance Payment	$292,500	(10)	$390,000	(11)
Cash Incentive Bonus Payment	—		$156,000	(12)
COBRA Premiums	$17,889	(13)	$23,852	(14)
Accelerated Equity Vesting (Time-Based)	$10,491,738	(15)	$21,526,821	(16)

Total:	$10,802,127		$22,096,672
Daniel D. Shoemaker, Ph.D.
Cash Severance Payment	$292,500	(10)	$390,000	(11)
Cash Incentive Bonus Payment	—		$156,000	(12)
COBRA Premiums	$17,889	(13)	$23,852	(14)
Accelerated Equity Vesting (Time-Based)	$10,193,033	(15)	$21,201,291	(16)

Total:	$10,503,421		$21,771,143

(1)	“not in Connection with a Change in Control” means outside of the applicable Sale Event period.
(2)	“in Connection with a Change in Control” means within the applicable Sale Event period.
(3)	Represents 12 months’ base salary.
(4)	Represents 18 months’ base salary.
(5)	Represents 100% of annual target incentive compensation opportunity.
(6)	Represents 150% of annual target incentive compensation opportunity.
(7)	Represents 18 months of payment of COBRA premiums.
(8)	Represents the value of 12 months of acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards.
(9)	Represents the value of full acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards.
(10)	Represents 9 months’ base salary.
(11)	Represents 12 months’ base salary.
(12)	Represents 100% of annual target incentive compensation opportunity.
(13)	Represents 9 months of payment of COBRA premiums.
(14)	Represents 12 months of payment of COBRA premiums.
(15)	Represents the value of 9 months of acceleration of vesting of the NEO’s unvested time-vesting equity awards.
(16)	Represents the value of full acceleration of vesting of the NEO’s unvested time-vesting equity awards.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth information regarding our equity compensation plans in effect as of December 31, 2020:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(3)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders: 2007 Plan, 2013 Plan and 2013 Employee Stock Purchase Plan (the “2013 ESPP”)(1)	9,847,142	$14.83	3,347,466	(4)
Equity compensation plans not approved by security holders(2):	585,680	$19.83	550,000
Total	10,432,822		3,897,466

(1)

The number of shares of stock available for issuance under the 2013 Plan will be automatically increased each January 1, beginning on January 1, 2014, by 4% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31 or such lesser number as determined by the Compensation Committee of the Company’s Board of Directors.

(2)

Represents 585,680 shares subject to outstanding options granted to the CFO and non-NEOs as of December 31, 2020 pursuant to the Inducement Equity Plan and 550,000 shares remaining available for future issuance pursuant to the Inducement Equity Plan.

(3)

Excludes 1,316,732 shares subject to RSUs outstanding as of December 31, 2020 that were issued under the 2013 Plan, and 85,000 shares subject to RSUs outstanding as of December 31, 2020 that were issued under the Inducement Equity Plan.

(4)

This number includes 729,000 shares that are available for issuance under the 2013 ESPP and zero shares subject to purchase during the current purchase period. To date, the Company has not issued any shares pursuant to the 2013 ESPP.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2020: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2020. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2020. Because we had an even number of employees, two individuals comprised the median. We selected from among these two the individual whose annual total compensation was closest to our CACM estimate.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2020 as calculated using Summary Compensation Table requirements was $245,745. Our Chief Executive Officer’s compensation in 2020 as reported in the Summary Compensation Table was $5,600,167. Therefore, our CEO Pay Ratio for 2020 is approximately 23:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

COMPENSATION COMMITTEE

JOHN D. MENDLEIN, PH.D., J.D., CHAIRMAN

TIMOTHY P. COUGHLIN

KARIN JOOSS, PH.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Executive Officers” and the transactions described below, since the beginning of the fiscal year ended December 31, 2020, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Public Offerings

The following table summarizes the participation in our June 2020 public offering of our common stock by our directors, entities affiliated with our directors, or holders of five percent or more of our voting securities:

Name of Investor	Shares of Common Stock	Aggregate Purchase Price Paid
Entities affiliated with Redmile Group, LLC	1,412,928	$39,999,992

The following table summarizes the participation in our January 2021 public offering of our common stock and pre-fund warrants to purchase common stock by our directors, entities affiliated with our directors, or holders of five percent or more of our voting securities:

Name of Investor	Shares of Common Stock	Aggregate Purchase Price Paid
Entities affiliated with Redmile Group, LLC	327,485	$27,999,968

Name of Investor	Pre-Funded Warrants to Purchase Shares of Common Stock	Aggregate Purchase Price Paid
Entities affiliated with Redmile Group, LLC	257,310	$21,999,748

Indemnification Agreements

We have entered into indemnification agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Equity Incentive Awards

For information regarding stock option awards and other equity incentive awards granted to our NEOs and directors, see “Election of Directors—Director Compensation” and “Compensation of Executive Officers.”

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of January 31, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after January 31, 2021, but excludes unvested stock options. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 31, 2021, as well as common stock issuable upon the vesting and settlement of RSU awards held by that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Shares beneficially owned include restricted shares of common stock acquired upon any early exercise of stock options granted under our 2007 Plan.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 93,680,027 shares of our common stock outstanding as of January 31, 2021 and, except as set forth in footnote (4) below, do not take into account 13,972,745 shares of common stock issuable upon conversion of all 2,794,549 Preferred Shares outstanding on such date.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned and underlying unvested Restricted Stock Units as of January 31, 2021	Number of Class A Convertible Preferred Convertible, Restricted Stock Units Vesting or Stock Options Exercisable Within 60 Days of January 31, 2021	Total	Percentage of Common Stock
5% or Greater Stockholders:
Entities affiliated with Redmile Group, LLC(2)	12,993,888	—	12,993,888	13.87%
FMR LLC(3)	7,604,904	—	7,604,904	8.12%
Blackrock, Inc.(4)	6,671,541	—	6,671,541	7.12%
Vanguard Group Inc.(5)	6,778,587	—	6,778,587	7.24%
All 5% Stockholders as a group	21,055,032	—	21,055,032	36.35%
Named Executive Officers and Directors:
J. Scott Wolchko(6)	393,793	1,141,041	1,534,834	1.62%
William H. Rastetter, Ph.D.(7)	606,093	102,000	708,093	*
John D. Mendlein, Ph.D., J.D.(8)	156,774	162,023	318,797	*
Timothy P. Coughlin(9)	56,390	125,076	181,466	*
Michael Lee(2)(10)	12,993,888	37,332	13,031,220	13.90%
Robert S. Epstein. M.D., M.S.(11)	—	122,000	122,000	*
Robert Hershberg, M.D. Ph.D.(12)	—	7,332	7,332	*
Karin Jooss, Ph.D.(13)	—	32,000	32,000	*
Shefali Agarwal(14)	—	13,333	13,333	*
Edward J. Dulac III(15)	58,013	426	58,439	*
Bahram Valamehr, Ph.D.(16)	95,740	561,332	657,072	*
Cindy R. Tahl, J.D. (17)	108,048	447,212	555,260	*
Daniel D. Shoemaker, Ph.D. (18)	98,020	740,453	838,473	*
All executive officers and directors as a group (13 persons)(19)	14,566,759	3,491,560	18,058,319	18.58%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Fate Therapeutics, Inc., 3535 General Atomics Court, Suite 200, San Diego, CA 92121.
(2)

Based on Schedule 13G filed January 8, 2021, Redmile Group, LLC’s (“Redmile”) beneficial ownership includes 12,993,888 shares of common stock and 13,972,745 shares of common stock issuable upon conversion of 2,794,549 outstanding shares of Class A Convertible Preferred Stock (for which the terms of the Class A Convertible Preferred Stock provide that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of the then outstanding shares of common stock) owned by certain investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. for which Redmile serves as the general partner and/or investment manager. If Redmile elects pursuant to the Certificate of Designations of the Class A Convertible Preferred Stock to increase the percentage of shares of common stock that it, together with its affiliates, may beneficially own to cover the maximum number of shares of common stock issuable upon conversion of all outstanding shares of Class A Convertible Preferred Stock held by Redmile, then Redmile would beneficially own an aggregate of 26,966,633 shares of common stock, representing a beneficial ownership percentage of 25.05%. Redmile, as the general partner and/or investment manager to the limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc., insofar as they may be deemed to have the power to direct the voting or disposition of those shares. Each of Redmile and Jeremy Green disclaims beneficial ownership as to the shares, except to the extent of his or its pecuniary interests therein. The mailing address of the beneficial owners is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.
(3)

Based on Schedule 13G/A filed on February 8, 2021. Abigail P. Johnson and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 7,604,904 shares owned by the funds. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the family of Abigail P. Johnson are the predominant owners of FMR LLC and may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The mailing address of the beneficial owner is 245 Summer Street, Boston, MA 02210.

(4)

Based on Schedule 13G filed on January 29, 2021. The shares of common stock are beneficially owned by one or more subsidiaries of Blackrock, Inc., which include BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, and BlackRock Fund Managers Ltd. The mailing address of the beneficial owner is 55 East 52nd Street, New York, NY 10055.

(5)

Based on Schedule 13 filed on February 10, 2021. The shares of common stock are beneficially owned by one or more subsidiaries of The Vanguard Group, which include Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The mailing address of the beneficial owners is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Consists of (i) 176,062 shares of common stock, (ii) 217,731 shares of RSUs, and (ii) 1,141,041 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(7)

Consists of (i) 459,272 shares of common stock held by The Investment 2002 Trust dated November 11, 2001 (the “Investment Trust”), (ii) 146,821 shares of common stock held by The Rastetter Family Trust, dated September 2, 2010 (the “Rastetter Family Trust”), and (iii) options to purchase 102,000 shares of common stock that are exercisable within 60 days of January 31, 2021 held by Dr. Rastetter. William Rastetter is the sole trustee of the Investment Trust and has sole dispositive power over the shares held by this entity. William Rastetter and Marisa Gard Rastetter, as co-trustees of the Rastetter Family Trust, share dispositive power over the shares held by this entity.

(8)	Consists of (i) 156,774 shares of common stock and (ii) 162,023 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(9)

Consists of (i) 56,390 shares of common stock owned of record by Timothy P. Coughlin & Holly Coughlin as co-trustees of Coughlin Family Trust u/a DTD 12/07/2006 who share dispositive power over the shares held by this entity, and (ii) options to purchase 125,076 shares of common stock that are exercisable within 60 days of January 31, 2021 held by Mr. Coughlin.

(10)	Consists of 37,332 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(11)	Consists of 122,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(12)	Consists of 7,332 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(13)	Consists of 32,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(14)	Consists of 13,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(15)	Consists of (i) 58,013 shares of RSUs and (ii) 426 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(16)	Consists of (i) 43,977 shares of common stock, (ii) 51,763 shares of RSUs and (iii) 561,332 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(17)	Consists of (i) 56,285 shares of common stock, (ii) 51,763 shares of RSUs and (iii) 447,212 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(18)	Consists of (i) 49,859 shares of common stock, (ii) 48,161 shares of RSUs and (iii) 740,453 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2021.
(19)	Includes the number of shares beneficially owned by the executive officers and directors listed in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2020, except one transfer involving a gift of common stock by Dr. Rastetter was reported late on an amended Form 4 due to administrative error.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the SEC and the Nasdaq Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fatetherapeutics.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2020 with the Company’s management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2020.

The Audit Committee and the Board of Directors have recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE

TIMOTHY P. COUGHLIN, CHAIRMAN

WILLIAM H. RASTETTER, PH.D.

ROBERT S. EPSTEIN, M.D., M.S.

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc. (“Broadridge”) by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.fatetherapeutics.com or you can request a copy free of charge by calling Investor Relations at (858) 875-1800 or sending an e-mail request to Investor Relations by accessing our website (www.fatetherapeutics.com), and then selecting “Contact Us.” Please include your contact information with the request.

By Order of the Board of Directors

Fate Therapeutics, Inc.

Sincerely,

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer

San Diego, California

April 21, 2021

APPENDIX A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

FATE THERAPEUTICS, INC.

Fate Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.    That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the existing Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and declaring said amendment to be advisable. This amendment amends the Certificate of Incorporation as follows:

The first paragraph of Article FOURTH of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred fifty-five million (255,000,000), of which (i) two hundred fifty million (250,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

2.    That the requisite stockholders of the Corporation have duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of                 , 2021.

FATE THERAPEUTICS, INC.

By:
Name: J. Scott Wolchko Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

FATE THERAPEUTICS, INC. 3535 GENERAL ATOMICS COURT, SUITE 200 SAN DIEGO, CA 92121

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FATE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46454-P54401                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FATE THERAPEUTICS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Three Class II Directors	☐	☐	☐
Nominees:

01) Robert Hershberg, M.D., Ph.D.
02) Michael Lee
03) William H. Rastetter, Ph.D.

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. To approve the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021.					☐	☐	☐

3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.					☐	☐	☐

4.  To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the amount of authorized common stock from 150,000,000 shares to 250,000,000 shares.

					☐	☐	☐

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D46455-P54401

FATE THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders on June 2, 2021

The undersigned hereby appoints Cindy R. Tahl and J. Scott Wolchko as proxies, each with the power to appoint her/his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Fate Therapeutics, Inc. held of record by the undersigned at the close of business on April 5, 2021 at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/FATE2021 on June 2, 2021 at 8:00 a.m. Pacific Time.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side